Exhibit 99.1

NEWS RELEASE
Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:

David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 22.4% Increase in Fourth Quarter 2008 Sales
•	Fourth quarter sales increased 22.4% to $44.4 million
•	Fourth quarter 2008 includes pre-tax $7.5 million asset impairment charge related to Eclipse Aviation bankruptcy filing
•	Outlook on 2009 shows relatively steady defense market and commercial transport with challenges in smaller business jet market
EAST AURORA, NY, February 12, 2009 — Astronics Corporation (NASDAQ: ATRO) today reported sales of $44.4 million in the fourth quarter of 2008, up 22.4% compared with $36.3 million in the fourth quarter of 2007. The Company reported a fourth quarter 2008 loss of $0.2 million, or $0.02 per diluted share, compared with net income of $2.1 million, or $0.19 per diluted share, in the 2007 fourth quarter. During the quarter, the Company recorded a pre-tax charge of $7.5 million, or $0.46 per diluted share after tax, to write-down assets associated with its customer Eclipse Aviation Corporation, which declared bankruptcy in November 2008.
Sales for 2008 increased 9.8% to $173.7 million compared with 2007 sales of $158.2 million. For 2008, net income was $10.0 million, or $0.94 per diluted share, 35.3% below net income of $15.4 million, or $1.44 per diluted share, in 2007.
All per share data has been adjusted to reflect a one-for-four Class B Stock distribution that was distributed on or about October 17, 2008.

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Strong Fourth Quarter Sales; Operating Margin Impacted with Asset Impairment Charge
Commercial transport market sales increased to $26.5 million in the fourth quarter of 2008, up 26.1% compared with $21.0 million in the same period the prior year primarily as a result of increased cabin electronics sales. Military sales increased 81.1% to $10.3 million in the fourth quarter of 2008 compared with $5.7 million in the 2007 fourth quarter reflecting higher sales from all product lines. Sales to the business jet market declined $2.0 million to $7.3 million in the fourth quarter of 2008, 21.8% below sales of $9.3 million in the 2007 fourth quarter. Lower sales to this market were directly related to the reduction of the Eclipse Aviation business. Astronics’ total sales to Eclipse Aviation in 2008 were $8.8 million.
Gross profit in the fourth quarter of 2008 improved 43.2% to $10.9 million, or 24.7% of sales, on higher revenue and product mix offset by higher engineering and development costs, compared with gross profit of $7.6 million, or 21.1% of sales, in the 2007 fourth quarter. Engineering and development expenditures (E&D) were $6.3 million in the 2008 fourth quarter, compared with $3.8 million in last year’s fourth quarter, as the Company continues to develop products for new aircraft platforms and advance existing products to meet changing customer needs. Selling, general and administrative expenses were relatively unchanged at $3.9 million in the fourth quarter of 2008 compared with the 2007 quarter, but declined to 8.8% of sales compared with 10.6% of sales last year.
As a result of the $7.5 million asset impairment charge recorded in the fourth quarter, the quarter had an operating loss of $0.5 million. Excluding the write-down, operating profit in the fourth quarter of 2008 was $7.0 million, or 15.9% of sales compared with $3.8 million, or 10.5% of sales, for the fourth quarter of 2007. The impairment charge of $7.5 million was comprised of approximately $1.0 million in receivables and $6.5 million in inventory and equipment. The Company continues to provide product to Eclipse when paid in advance and has approximately $2.7 million in inventory and equipment associated with this customer remaining on its balance sheet.
Record Sales in 2008
Sales to the military market increased $9.1 million, or 36.0%, to $34.5 million for the full year 2008, compared with $25.4 million in 2007, driven by increased activity across all product lines. Commercial transport sales advanced $3.7 million, or 3.6%, to $104.1 million in 2008, compared with $100.4 million last year, while 2008 sales to the business jet market improved $2.7 million, or 8.7%, to $34.0 million, compared with $31.3 million in the 2007 period.
Gross profit for the full year 2008 was $39.5 million, 3.4% below gross profit of $40.9 million in 2007. As a percent of sales, gross margin was 22.7% in 2008 compared with 25.8% last year. The decrease was due primarily to increased E&D and infrastructure expenses offset somewhat by leverage from the increase in revenue. E&D expenditures were $22.9 million for the full year 2008 compared with $14.8 million last year. Engineering and development expenses for the core business are planned to be in the range of $19 million to $21 million in 2009, but will be carefully managed given the increased risk in the aerospace markets.
SG&A expenses were flat at $16.4 million in both 2008 and 2007. Operating margin was 8.9% for the full year 2008 compared with 15.5% in the same period the prior year reflecting the write down of assets associated with the Eclipse bankruptcy as well as lower gross profit.
Net income was $10.0 million, or $0.94 per diluted share, in 2008 compared with $15.4 million, or $1.44 per diluted share, last year.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “2008 was another very strong year for Astronics. Our sales reached record levels and our earnings were the second highest on record, even after the charge related to the Eclipse business. Our E&D expenditures were also at a record high, but are an investment in our future.”

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Liquidity and Capital Expenditures
Cash and cash equivalents were $3.0 million at December 31, 2008, compared with $2.8 million at December 31, 2007. In conjunction with the Company’s January 30, 2009 acquisition of DME Corporation, it entered into a revised $85 million credit agreement which provides for a $40 million five-year term loan and a revolving credit line of $45 million, of which approximately $30 million is currently available for working capital requirements. The revised agreement is committed for three years and allocates up to $20 million of the $45 million revolving credit line for the issuance of letters of credit, including certain existing letters of credit.
Capital expenditures for the fourth quarter and full year 2008 were $1.1 million and $4.3 million, respectively, compared with $2.0 million and $9.6 million, respectively, in the same periods the prior year. The higher expenditures in 2007 were primarily to support facility expansions and equipment investments. The Company expects capital spending in 2009 to be approximately $6.0 million to $9.0 million.
Outlook
Orders in the fourth quarter and full year 2008 were $41.3 million and $170.4 million, respectively, compared with $38.7 million and $151.1 million, respectively, in the 2007 periods. Backlog at December 31, 2008 was $89.0 million of which $72 million is expected to ship in 2009. Backlog at the end of 2007 was $92.4 million.
Mr. Gundermann noted, “We expect our aircraft business to hold up reasonably well in 2009, given the current challenges of the economy and credit markets. Approximately 60% of our aircraft business comes from the commercial transport market, and it appears that this market will be holding production rates at predicted levels for 2009, which are similar to 2008. Another 20% of our aircraft sales come from the defense markets which we also expect to be strong and stable. The final 20% of aircraft sales comes from the business jet market, which appears to be under the most pressure with 2009 production rates down considerably from original expectations. All in all, we anticipate revenue from our aircraft business will be down 5% to 10% or so from 2008 levels.”
On January 30, 2009, Astronics acquired DME Corporation which designs and manufactures weapons and communications test equipment, training and simulation devices and aviation safety solutions. It had unaudited revenue in 2008 of approximately $86 million, of which 80% is related to the defense industry.
Mr. Gundermann explained, “We like the DME acquisition for a number of reasons, one of which is the company’s concentration in defense and government markets. Sales to these markets will provide balance to our core business, which is valuable in today’s turbulent economy.”
DME is expected to contribute approximately $75 to $80 million to Astronics’ 2009 total revenue.
He concluded, “In summary, we are expecting revenue in 2009 of $230 to $245 million. Given the volatility of today’s environment, revisions to these expectations are certainly possible, but our best estimate today is that we believe 2009 will be another good year for Astronics.”

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Fourth Quarter 2008 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 311119 approximately 5 – 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be available at http://www.astronics.com. A transcript will also be posted, once available.
•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 311119.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET on February 19, 2009.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Twelve months ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Sales	$44,381	$36,273	$173,722	$158,240
Cost of products sold	33,439	28,630	134,250	117,370

	10,942	7,643	39,472	40,870
Gross margin	24.7%	21.1%	22.7%	25.8%
Selling, general and administrative	3,893	3,851	16,445	16,408
Asset impairment charge	7,507	—	7,507	—

Income (loss) from operations	(458)	3,792	15,520	24,462
Operating margin	(1.0)%	10.5%	8.9%	15.5%
Interest expense, net	140	298	694	1,370
Other (income) expense	(3)	105	70	94

Income (loss) before tax	(595)	3,389	14,756	22,998
Income taxes (benefit)	(415)	1,320	4,794	7,607

Net Income (loss)	$(180)	$2,069	$9,962	$15,391

*Basic earnings per share:	$(0.02)	$0.20	$0.97	$1.52
*Diluted earnings per share:	$(0.02)	$0.19	$0.94	$1.44

*Weighted average diluted shares outstanding	10,556	10,854	10,650	10,711

Capital Expenditures	$1,137	$2,026	$4,325	$9,592
Depreciation and Amortization	$1,153	$993	$4,142	$3,440

*	All share quantities and per share data reported for 2007 have been restated to reflect the impact of the one-for-four Class B stock distribution for shareholders of record on October 6, 2008.

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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	12/31/2008	12/31/2007
ASSETS:
Cash and cash equivalents	$3,038	$2,818
Accounts receivable	22,070	20,720
Inventories	37,706	36,920
Other current assets	5,315	3,563
Property, plant and equipment, net	29,404	30,083
Other assets	8,742	10,017

Total Assets	$106,275	$104,121

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$920	$951
Note payable	—	7,300
Accounts payable and accrued expenses	22,475	23,670
Long-term debt	13,526	14,684
Other liabilities	9,498	8,284
Shareholders’ equity	59,856	49,232

Total liabilities and shareholders’ equity	$106,275	$104,121

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ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Twelve Months Ended
	12/31/2008	12/31/2007	% change	12/31/2008	12/31/2007	% change	2008 YTD %

Commercial Transport	$26,506	$21,017	26%	$104,115	$100,450	4%	60%
Military	10,321	5,700	81%	34,546	25,396	36%	20%
Business Jet	7,267	9,297	-22%	33,954	31,249	9%	19%
Other	287	259	11%	1,107	1,145	-3%	1%

Total	$44,381	$36,273	22%	$173,722	$158,240	10%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Twelve Months Ended
	12/31/2008	12/31/2007	% change	12/31/2008	12/31/2007	% change	2008 YTD %

Cabin Electronics	$21,541	$16,849	28%	$84,959	$83,195	2%	49%
Cockpit Lighting	10,928	9,388	16%	43,606	36,452	20%	25%
Airframe Power	5,682	5,200	9%	23,176	19,772	17%	13%
Exterior Lighting	3,376	2,614	29%	11,441	9,051	26%	7%
Cabin Lighting	2,567	1,963	31%	9,433	8,625	9%	5%
Other	287	259	11%	1,107	1,145	-3%	1%

Total	$44,381	$36,273	22%	$173,722	$158,240	10%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2008
					Twelve
	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Months
	3/29/08	6/28/08	9/27/08	12/31/08	12/31/08
Sales	$41,089	$47,889	$40,363	$44,381	$173,722
Net Income	$2,647	$5,116	$2,379	$(180)	$9,962
Bookings	$45,830	$52,386	$30,798	$41,348	$170,362
Backlog	$97,149	$101,646	$92,081	$89,048	$89,048
Book:Bill	1.12	1.09	0.76	0.93	0.98
($, in thousands)

	2007
					Twelve
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Months
	3/31/07	6/30/07	9/29/07	12/31/07	12/31/07
Sales	$42,875	$41,368	$37,724	$36,273	$158,240
Net Income	$4,695	$4,501	$4,126	$2,069	$15,391
Bookings	$40,351	$38,711	$33,347	$38,712	$151,121
Backlog	$97,003	$94,346	$89,969	$92,408	$92,408
Book:Bill	0.94	0.94	0.88	1.07	0.96

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